Exhibit 99.1

THE FIRST OF LONG ISLAND CORPORATION

CONTINUES ITS BRANCH OPTIMIZATION STRATEGY

Glen Head, New York, September 1, 2021 (GLOBE NEWSWIRE) – The First of Long Island Corporation (Nasdaq: FLIC), the parent company of The First National Bank of Long Island (the “Bank”), reported that the Bank will close and consolidate eight (8) branches into nearby locations on November 30, 2021.  The announcement follows the 2020 closing and consolidation of six (6) branches as Senior Management is implementing its plan to right-size the legacy branch network while expanding geographically with de novo branching.  New branch growth is currently focused on eastern Suffolk County, New York with a branch opened in December 2020 at 140 Main Street in Riverhead and a branch preparing to open in the next several weeks at 100 Pantigo Place in East Hampton.

President & CEO Chris Becker commented, “Our branch optimization strategy has many facets including: 1) de novo branching in new markets; 2) creating efficiencies in existing markets through closures and consolidations; 3) supporting our branding efforts by relocating branches to properties with desirable visibility; and 4) responding to customers migrating to our digital channels by adjusting staffing levels and hours of operation.  By optimizing the strategic placement of our physical branch network, we are ensuring appropriate resource allocation to our growing market area.  At the same time, our investments in digital channels allow us to best serve customer demand no matter the physical location.  Our goal is to provide our customers access to exceptional banking services throughout the Bank’s footprint while also improving convenience and efficiency for long-term success.”

The Bank expects a pre-tax charge of no more than $3.8 million during the remainder of the year for closing-related costs mostly from the acceleration of amortization and depreciation on the right of use and other fixed assets for the locations to be closed.  Future cost savings are estimated to benefit 2022 pre-tax income by $2.3 million, with an estimated earn back period of approximately twenty (20) months.  The closings and consolidations include: 1) Northport Village consolidating into Northport; 2) Sea Cliff consolidating into Glen Head; 3) Bellmore consolidating into Merrick; 4) Cold Spring Harbor consolidating into Huntington; 5) Oceanside consolidating into Rockville Centre; 6) Greenlawn consolidating into Northport; 7) Little Neck consolidating into Lake Success; and 8) Fort Hamilton consolidating into Bay Ridge.

About The First of Long Island Corporation:  The First of Long Island Corporation (Nasdaq: FLIC) is the parent company of The First National Bank of Long Island,  a local bank founded in 1927 in Glen Head, New York. Through its branch network branded as First National Bank LI, the Bank focuses on business and consumer needs on Long Island and in New York City. We offer a broad set of lending, deposit, investment, and digital products. First National Bank LI is known for its culture of delivering extraordinary service and a “Customer First” banking experience to small and middle market businesses, professional service firms, not-for-profits, municipalities and consumers. The Bank’s tagline “Go First. Go Far.SM”  communicates its employees’ commitment to helping customers reach their financial goals. For more information about the Bank and Corporation visit fnbli.com.